NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces Second Quarter and Transition Period 2011 Results

Q2 Transition Period 2011 Highlights

•	Net sales of $29.5 million increased 13% over prior year Q2 sales.

•	Income from continuing operations increased 72% to nearly $2.4 million, or $.74 per share, compared to prior year Q2 income from continuing operations of $1.4 million, or $.44 per share.

•	Cash balances increased by $6.7 million during the second quarter to $20.9 million as of January 1, 2012.

Six Month Transition Period 2011 Highlights

•	Transition period 2011 sales increased 15% to $58.7 million

•	Transition period 2011 income from continuing operations more than doubled to $1.35 per share compared to prior year income of $.65 per share from continuing operations.

•	Cash flow prior to pension contributions was $10.2 million in transition period 2011.

Menomonee Falls, Wis., March 7, 2012 -- Magnetek, Inc. (“Magnetek” or “the Company”, NASDAQ: MAG) today reported the results of its transition period 2011 second and final quarter and its six month transition period, ended January 1, 2012 (see below for a definition of transition period 2011).

Second Quarter Results

In the second and final quarter of transition period 2011, Magnetek recorded revenue of $29.5 million, a 13% increase from the prior year second quarter and a 1% sequential increase from the first quarter of transition period 2011. The increase in sales from the prior year quarter reflects sales growth of products for material handling and mining markets. As a result of the increased sales volume and a favorable shift in the Company's sales mix, second quarter earnings per share from continuing operations increased $.30, or 68%, to $.74 per share compared to prior year second quarter earnings from continuing operations of $.44 per share.

“We're very pleased with the performance of our business during the second quarter, highlighted by strong year-over-year growth in sales, gross profit, operating profit, and cash flow. Most of our end markets showed signs of continuing steady expansion during the second quarter, particularly on the industrial side of our business. Second quarter sales into material handling markets increased 35% year-over-year to nearly $20 million, while sales into mining markets increased more than 50% over last year's second quarter to more than $2.5 million,” said Peter McCormick, Magnetek's president and chief executive officer. “Manufacturing continues to be an area of strength in the U.S. economy and we expect that trend to continue during 2012. We continue to believe we are well positioned to outpace overall economic growth rates with our continuing focus on market share gains, new product introductions, and new market penetration,” said Mr. McCormick.
Gross profit amounted to $10.5 million (35.7% of sales) in the second quarter of transition period 2011 versus $8.5 million (32.5% of sales) in the same period a year ago. The increase in gross profit and gross margin was mainly due to higher sales volume of products with material handling and mining applications, and improved margins in the Company's elevator products due to new product introductions and cost reduction actions.
Total operating expenses, consisting of research and development, pension expense and selling, general and administrative costs, were $7.9 million in the second quarter of transition period 2011, compared to $7.1 million in the prior year period. Compared to the prior year second quarter, current year operating expenses include higher sales and marketing expenses, from both volume-related selling expenses and increased payroll-related costs, and increased incentive compensation provisions, partially offset by lower pension expense.
Income from operations in the second quarter of transition period 2011 was $2.6 million compared to income from operations of $1.4 million for the same period last year. Income from continuing operations after provision for income taxes in the second quarter was $2.4 million, or $.74 per share, compared to after-tax income from continuing operations of $1.4 million, or $.44 per share, in the same period last year. Including results of discontinued operations, the Company recorded net income of $.80 per share in the second quarter of transition period 2011 versus net income of $.39 per share in the second quarter of fiscal 2011.
Unrestricted cash balances increased by $8.3 million during the second quarter to $20.6 million at January 1, 2012, reflecting continued strong operating results, improved working capital velocity, and the impact of the Company's pension funding waiver (see “Pension Update” below).

Transition Period 2011

On August 9, 2011, the Company announced a change in its fiscal year-end from the Sunday nearest to June 30 of each calendar year to the Sunday nearest December 31, with the change to a calendar year reporting cycle beginning January 2, 2012. As a result, the Company recently completed transition period 2011, a six month fiscal period from July 4, 2011, through January 1, 2012.

Transition Period 2011 Results

For the six-month transition period 2011, the Company recorded revenue of $58.7 million, up 15% from $50.9 million in the comparable prior year period. Gross profit amounted to $20.3 million (34.6% of sales) versus $16.0 million (31.4% of sales) in the first six months of fiscal 2011. The year-over-year increase in revenue, gross profit and gross margin as a percentage of sales was due mainly to higher sales of material handling products, which increased by $11.6 million in transition period 2011 to $39.2 million, partially offset by lower sales of renewable energy products, which decreased by $5.9 million in transition period 2011 to $3.1 million. Operating expenses totaled $15.5 million in transition period 2011, an increase of $1.8 million from the comparable prior year period, due mainly to higher selling expenses and higher incentive compensation provisions.
The Company recorded income from continuing operations of $4.3 million, or $1.35 per share, in transition period 2011, versus income from continuing operations of $2.0 million, or $.65 per share, in the first six months of fiscal year 2011. Including results of discontinued operations, the Company's net income improved to $4.3 million, or $1.34 per share, in transition period 2011 compared to net income of $1.5 million, or $.48 per share, in the comparable prior year period.
Cash balances increased during the six-month transition period by $10.2 million, excluding pension contributions of $1.9 million.
“In addition to maintaining our focus on growth and asset management, we also executed well on other fronts during the transition to our new fiscal year to better position us for the future,” said Mr. McCormick. “We finalized our pension funding waiver for 2011, which allowed us to build our cash reserves and strengthen our balance sheet. We extended our credit facility to June 2013 and expanded our available credit line to $12.5 million. We executed a reverse-stock split and an orderly move of our stock listing from the NYSE to the NASDAQ exchange. Finally, we completed development of our one megawatt utility-scale solar inverter and recently received UL certification of the product, all while continuing to make steady progress toward our stated growth, profitability and cash flow objectives,” said Mr. McCormick.

Operations and Outlook

Total bookings for the second quarter of transition period 2011 were $26.0 million, resulting in a book-to-bill ratio for the quarter of 88%. Total Company order backlog was $17.9 million at January 1, 2012.
“Demand levels remain very healthy in our traditional served industrial markets, particularly for products with material handling and mining applications. We did experience some softness in incoming orders in the recently completed quarter. However, that occurred almost exclusively during the two week holiday period in December, and order rates have subsequently rebounded in early 2012,” said Mr. McCormick. “Going forward, our strategic initiatives include prudently growing our business through a combination of gains in market share, introduction of new products, and entry into new markets, including geographic expansion. New products include our utility-scale solar power inverter, an AC version of our Quattro regenerative elevator drive, and recently introduced AC mining products,” continued Mr. McCormick. “Potential new markets include the North American utility scale solar market. Challenging conditions have persisted in the wind market for some time. As a result, we view the solar market as offering better growth opportunities, particularly at the large-scale end of the market. We also recognize the need to diversify our customer base and product offering if we are to compete more effectively in the renewable space. At the same time, we're also using our more established product offerings to gain further entry into the mobile hydraulic market, and potentially into traditional energy markets. To enhance our geographic growth opportunities, we've entered into agreements with distributors and sales representatives in parts of the world where we historically have not had a strong presence, including emerging markets in South America and Asia. We continue to manage our cost structure and our asset base effectively, optimizing both profitability and cash flow. In summary, our business has good momentum in the near-term, and we're confident in our ability to execute well and grow our business in the long-term,” concluded Mr. McCormick.
Historically the Company's March quarter has been seasonally weaker from a sales standpoint, particularly in material handling markets. However, given firm demand in many of the Company's served markets in early fiscal 2012, the Company currently expects only a slight sequential decrease in its sales for the first quarter of fiscal 2012 from the recently completed second quarter of transition period 2011. Operating profit for the first quarter of fiscal 2012 may also decline moderately sequentially, mainly due to an expected increase in pension expense.

Pension Update
As previously disclosed, Magnetek has an underfunded defined benefit pension plan that was frozen in 2003. Based mainly on the number of participants and decreasing interest rates over the past several years, the annual pension expense as calculated under U.S. generally accepted accounting principles (“GAAP”) as well as Company contributions to the pension plan have been significant for the past several years.
The Company filed an application with the IRS in February 2011 for a waiver of its minimum funding requirements (contributions) for the pension plan year 2011. The Company's waiver request was approved by the IRS in October 2011. As a result, scheduled contributions of $17 million were deferred and will be amortized with interest over plan years 2012 through 2016. The Company will resume making pension contributions in April 2012, and minimum required contributions for fiscal 2012 have been finalized at $12 million.
As of the end of transition period 2011, the Company measured its pension plan for accounting purposes (GAAP), reducing its discount rate assumption to 4.05% from 5.15%. As a result, the Company increased the pension liability on its balance sheet as of January 1, 2012, to $98 million. Accordingly, non-cash GAAP pension expense for fiscal 2012 is expected to total $6.7 million, an annual increase of approximately $1.3 million over transition period 2011 pension expense levels.
“The waiver process has enabled us to strengthen our balance sheet by increasing our cash reserves, while also deferring funding amounts to future periods where interest rates could potentially be higher,” said Marty Schwenner, Magnetek's chief financial officer. “Downward pressure on interest rates over the past couple of years has resulted in higher reported pension obligations for all companies with defined benefit plans. Importantly for us, the recent measurement of our pension for accounting purposes has no impact on our funding amounts for fiscal 2012, and is expected to have a limited impact on 2013 funding amounts,” continued Mr. Schwenner. “It's also interesting to note that the pension liability on our balance sheet exceeds the expected future funding amounts, which have a present value of about $84 million. In addition, we expect our cash balances to increase to more than $25 million when mandatory contributions resume in April 2012, so we certainly expect to have adequate resources to fund both our growth initiatives and our obligations in the near-term,” continued Mr. Schwenner.
“We generated nearly $19 million of cash prior to pension contributions in calendar year 2011, and grew our sales 25% over calendar year 2010, while funding product, market, and sales development activities. While our pension situation continues to present challenges for us, we intend to remain sharply focused on those things within our control, such as product innovation, sales growth objectives, cost control and asset management,” said Mr. Schwenner. “Mid- to longer-term, we believe the likelihood of higher interest rates several years from now outweighs the probability of further rate declines. In addition, we can again seek to avail ourselves of the funding waiver process in the future, should we choose to do so. In summary, we firmly believe we can continue to invest in and grow our business while paying down our pension debt, ultimately enhancing the value of the company for our shareholders,” concluded Mr. Schwenner.

Company Webcast

This morning, at 11:00 a.m. Eastern standard time, Magnetek management will host a conference call to discuss Magnetek's transition period 2011 second quarter results. The conference call will be carried live and individual investors can listen to the call at www.earnings.com while institutional investors can access the call at www.streetevents.com. A replay of the call will be available on the “Investor Relations” page of Magnetek's website www.magnetek.com for at least ninety days. A replay of the call also will be available through March 14, 2012, by phoning 617-801-6888 (passcode # 83932789).
Magnetek, Inc. (NASDAQ: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Canonsburg, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its fiscal quarter ending April 1, 2012, and its fiscal year 2012. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and renewable energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company's ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
The Company may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G.  "GAAP" refers to generally accepted accounting principles in the United States.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company's financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  The Company's public disclosures may include non-GAAP measures such as EBITDA and adjusted EBITDA.  EBITDA represents its GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended		Six months ended
	(Unaudited)			(Unaudited)
	(13 weeks)	(13 weeks)	(26 weeks)	(27 weeks)
	January 1,	January 2,	January 1,	January 2,
Results of Operations:	2012	2011	2012	2011
Net sales	$29,501	$26,066	$58,721	$50,943
Cost of sales	18,980	17,596	38,388	34,929
Gross profit	10,521	8,470	20,333	16,014
Research and development	1,074	1,073	2,103	2,069
Pension expense	1,343	1,594	2,706	3,311
Selling, general and administrative	5,474	4,411	10,644	8,308
Income from operations	2,630	1,392	4,880	2,326
Interest income	—	—	—	(1)
Income from continuing operations before
provision for income taxes	2,630	1,392	4,880	2,327
Provision for income taxes	265	15	549	287
Income from continuing operations	2,365	1,377	4,331	2,040
Income (loss) from discontinued operations	193	(141)	(39)	(533)
Net income	$2,558	$1,236	$4,292	$1,507

Earnings per common share - basic:
Income from continuing operations	$0.75	$0.44	$1.38	$0.65
Income (loss) from discontinued operations	$0.06	$(0.05)	$(0.01)	$(0.17)
Net income per common share	$0.81	$0.40	$1.36	$0.48

Earnings per common share - diluted:
Income from continuing operations	$0.74	$0.44	$1.35	$0.65
Income (loss) from discontinued operations	$0.06	$(0.04)	$(0.01)	$(0.17)
Net income per common share	$0.80	$0.39	$1.34	$0.48

Weighted average shares outstanding:
Basic	3,153	3,128	3,148	3,127
Diluted	3,196	3,156	3,212	3,151

	Three months ended		Six months ended
	(Unaudited)			(Unaudited)
	January 1,	January 2,	January 1,	January 2,
Other Data:	2012	2011	2012	2011
Depreciation expense	$211	$185	$423	$439
Amortization expense	14	14	27	27
Capital expenditures	477	75	796	155

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands )

	January 1,	July 3,
	2012	2011
Cash	$20,594	$12,269
Restricted cash	262	262
Accounts receivable	16,739	18,237
Inventories	13,705	14,329
Prepaid and other current assets	932	530
Total current assets	52,232	45,627

Property, plant & equipment, net	3,986	3,622
Goodwill	30,465	30,519
Other assets	5,322	5,665

Total assets	$92,005	$85,433

Accounts payable	$14,373	$12,083
Accrued liabilities	6,504	8,341
Total current liabilities	20,877	20,424

Pension benefit obligations, net	98,108	61,382
Other long-term obligations	1,517	1,318
Deferred income taxes	7,248	6,771
Total liabilities	127,750	89,895

Common stock	32	31
Paid in capital in excess of par value	140,743	140,161
Retained earnings (accumulated deficit)	1,333	(2,959)
Accumulated other comprehensive loss	(177,853)	(141,695)
Total stockholders' deficit	(35,745)	(4,462)

Total liabilities and stockholders' deficit	$92,005	$85,433